Conference Call Transcript

GLT — Q4 2005 Glatfelter Earnings Conference Call

EVENT DATE/TIME: FEB. 14. 2006 / 11:00AM ET

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance Group

George Glatfelter

Glatfelter — Chairman and CEO

John van Roden

Glatfelter — EVP and CFO

Dante Parrini

Glatfelter — EVP and COO

CONFERENCE CALL PARTICIPANTS

Mark Connelly

CSFB — Analyst

Ian Zaffino

Oppenheimer — Analyst

Mark Wilde

Deutsche Bank — Analyst

Bruce Wilcox

Cumberland Associates — Analyst

Stuart Findlay

Standard & Poors — Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. My name is Janelle, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Glatfelter fourth quarter earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during that time please press star, then the number one on your telephone keypad. If you would like to withdraw your question at any point please press the pound key.

I’d like to turn the call over to your host, [Glenn Davies]. Sir, you may begin.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you. Good morning, and welcome to Glatfelter’s 2005 fourth quarter earnings conference call. My name is Glenn Davies. I’m with the Company’s Corporate Finance Group.

On the call with me this morning is George Glatfelter, our Chairman and CEO, John van Roden, Executive Vice President and Chief Financial Officer, and Dante Parrini, our Executive Vice President and Chief Operating Officer.

A few comments before we begin. During today’s call we will be referring to adjusted earnings and adjusted earnings represent earnings before the affects of certain items, and this is considered to be a non-GAAP financial measure. In our release this morning, we included a reconciliation of adjusted earnings to our GAAP results, together with a description of why we used adjusted earnings. This earnings release is available on our investor relations page of the web site, glatfelter.com.

I’d like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2004 Annual Report filed with the SEC for important factors, that among others, could cause actual results to differ from any results which might be projected, forecasted, or estimated in any such forward-looking statement.

I’d now like to turn the call over to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thanks, Glenn. Good morning, everyone, and welcome. I hope that you’ve had an opportunity to review the earnings release that we issued earlier this morning.

In the current quarter, excluding nonrecurring items, we earned $0.12 per share compared with $0.17 per share in the same quarter of 2004. I’ll offer a few comments on our performance this quarter. Our specialty papers business unit exhibited strong top line performance compared to a year ago. This unit experienced both strong volume and an improved pricing environment. We continue to generate growth in higher value niche markets, driven by new product development activities.

During earlier calls we had discussed the challenges facing our long fiber and overlay business unit. Although these challenges are still present we’re seeing indications of improvement. This unit’s performance in the fourth quarter of 2005 improved substantially on a sequential quarter comparison, reflecting successful business development and the seasonal strength of the food and beverage market segment.

This quarter also included several other significant events, including the collection of $18 million of insurance proceeds related to the Fox River matter, a $21 million sale of timberland, and the announcement of our timberland strategy, and the implementation of the Euro Program and announcement of expected annual savings totaling $7 to $9 million. I’ll provide further comments on these initiatives later in the call.

Our performance throughout all of 2005 reflects successful focus on a few things that matter most to our Company. First, taking a very aggressive approach to managing our cost structure, as evidenced by the success of our North American Restructuring Program, and as I just mentioned, implementation of the Euro Program.

Secondly, the success of our new product development initiatives in driving growth in high value niche markets. This success is demonstrated by total volume growth in specialty papers of 7% through the year, five years of double-digit growth in engineered products, improving market share in book publishing, and volumes in food and beverage that are up 1% in 2005, continuing very strong performance for this product line in the year 2004.

The final thing that matters most to us is maintaining a strong balance sheet. During 2005 our net debt declined approximately $22 million, and since 2004 we’ve reduced net debt by $89 million.

I would like John van Roden to provide some additional comments on our financial performance, before I ask Dante to comment on the performance of our business unit. I’ll then come back on and provide some concluding remarks before we take your questions. John.

John van Roden - Glatfelter — EVP and CFO

Thank you, George.

Today we reported net income for the fourth quarter of 2005 of $26.9 million or $0.61 per share compared to $19.3 million of $0.44 per share in the same quarter a year ago. Our earnings release discusses certain nonrecurring items that affected each quarter’s results. When these items are excluded from reported results, adjusted earnings in the fourth quarter of 2005 are $5.2 million or $0.12 per share compared with $7.7 million or $0.17 per share in the same period of 2004.

Overall, the primary drivers of the change of earnings on this basis in the quarter to quarter comparison were lower operating incomes for specialty papers which reduce EPS by $0.03 and lower operating income for long fiber and overlay that reduced earnings by $0.03.

Operating income in the specialty papers business unit declined $2 million in the quarter over quarter comparison to $2 million in the fourth quarter of 2005. Although both shipping volumes and prices favorably impacted the comparison, higher input and other operating costs offset these factors.

In long fiber and overlays operating income totaled $3.2 million, a decline of $2.3 million from the fourth quarter of 2004. Lower product prices in this business unit reduced EPS by approximately $0.02 and higher raw material and energy costs and the impact of downtime reduced our EPS by approximately $0.03. These unfavorable items were partially offset by lower SG&A spending.

Our consolidated gross margin narrowed to 16% in the current quarter compared to 20% last year. This largely reflects the impact of rising input costs and downtime in long fiber and overlay. Our balance sheet is in very good shape, with net debt to capital at 25.5%. As George stated, we have significantly reduced net debt outstanding over the past two years.

During the quarter we completed an additional sale of timberlands, as well as the insurance proceeds from the Fox River. Aggregate proceeds from these transactions totaled 38.9 million. Later in the call George will provide comments for additional timberland sales.

This concludes my comments. Thank you, and I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thank you, John.

I’d now like to ask Dante to provide an overview of our business units’ performance.

Dante Parrini - Glatfelter — EVP and COO

Thank you, George, and good morning. I’ll provide comments on the performance of our business operations for the fourth quarter of 2005. Let’s start with long fiber and overlay.

As you might recall, this business is a world leader in the manufacture of high quality filter papers for the food and beverage markets, overlay papers for the composite laminate industry, premium quality metallized labels, label papers, and niche technical specialties.

Fourth quarter and 2005 net sales were approximately 10% behind the same quarter a year ago, which is largely due to weaker results from our food and beverage and composite laminate product lines and lower selling prices across most product lines. Unit volumes overall were up by approximately 4% in the quarter to quarter comparison. Volumes were down 6% in our larger food and beverage segment primarily due to weaker coffee demand and aggressive competition. Keep in mind that the fourth quarter of 2004 was an all-time high for teabag paper shipments. For the full year 2005 food and beverage volumes were slightly above 2004 levels.

Shipments in all other segments were up in the comparison. We did experience market driven downtime approximating 8% of business unit capacity primarily driven by weak demand and strong competition in the overlay paper segment in Europe. Although market indicators are improving, as we head into 2006 we do expect some market related downtime associated with soft demand for composite laminates.

Now, a few words on near-term demand and pricing outlook. Food and beverage is in its seasonal strong period and order backlogs are quite strong for the teabag business. Near-term demand for overlay products in Western Europe remain slow, as previously mentioned, although we are beginning to see some indications of improvement. And sales of metallized papers will be slow during the winter as bottled beer consumption in Europe typically declines.

From a pricing standpoint, we anticipate relatively stable prices with price increases expected for our food and beverage products. As discussed in this morning’s release we are implementing our Euro Program which is designed to improve the long fiber and overlay paper’s performance. George will speak to this during his closing remarks.

Now, let’s move on to our specialty papers business unit, that includes three major market segments, those being book publishing papers, envelope and converting papers, and engineered products.

For the fourth quarter net sales were up approximately 11% and volumes were up 8% versus the same quarter a year ago. Net sales were influenced primarily by higher volumes shipped in both engineered products and in envelope and converting, as well as improved pricing.

Now, we’ll offer more specific comments by market segment. Book publishing, revenues were up 3%. Unit volumes were essentially flat in the quarterly comparison. For the year volumes in our core, trade book, and education book papers grew by 22% versus 2004. Envelope and converting papers, revenues were up 10% which reflects improved pricing in the white papers market. Unit volumes were up 7% in the quarterly comparison, and for the year envelope volume grew by 5% versus 2004.

Engineered products, revenues were up 22% and unit volumes were once again very strong, up 21% from the fourth quarter last year and 18% in the YOY comparison. This is driven by the continued successful execution of our plan to grow in uncoated specialties.

As for near-term demand and pricing outlook, our backlogs are strong and we expect strong demand across all three segments. We successfully implemented price increases for white papers in early January, we are implementing price increases across a number of our engineered product segments, and today we announced a price increase for trade book papers effective March 13th.

Now, I’d like to shift to new product development. During the fourth quarter, approximately 53% of our net revenue came from products less than five years old, and for the year, 52% of our net revenue came from new products. This level of performance is consistent with our target of 50% through the cycle. This was a significant accomplishment given the hurdle for 2005 was increased by nearly $100 million due to products that rolled out of this metric as they reached their five-year anniversary date.

As for mill operations, the North American mills ran relatively well during the fourth quarter, although we did have higher than normal maintenance costs at our domestic operations. In addition, the European mills felt the impact of some market related downtime.

This concludes my comments. I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman and CEO

Thank you, Dante.

To summarize, our fourth quarter performance was mixed, although we are encouraged by many of the indicators as we head into 2006.

In the specialty papers business unit demand remains strong across each of this unit’s markets and prices are increasing. In this business unit we’re focused on two things, continuing our growth in high value products by leveraging our new product development expertise and aggressively managing our costs to lessen the impact of rising input costs.

The outlook for our long fiber and overlay papers is improving, however, as Dante indicated, there are many challenges ahead. During the fourth quarter of 2005 we successfully negotiated with the local labor representatives a significant workforce efficiency program at our Gernsbach, Germany Facility and we’re in the process of a similar effort in France.

We have finalized the remaining design aspects of the Euro Program. As a result of this comprehensive program we expect to achieve step change improvement in our cost structure, estimated to be $7 to $9 million annually by 2008. We expect that 2006’s results will benefit from approximately one-half of this amount. As several of you may know, this program is modeled after our successful North American initiative, and I’m confident we’ll achieve our objectives again.

Earlier in the month, we announced that John van Roden will be retiring from the Company at the end of the year. John will be relinquishing his CFO responsibilities effective June 30th, and he’ll be succeeded by our Vice President and Corporate Controller, John Jacunski.

In addition to transitioning his CFO responsibilities, John van Roden will be devoting a substantial portion of his time and energy to implementing our timberland strategy. We recently completed an extensive study of how best to maximize the value of our 81,000 acres of timberlands. The study considered many factors, including among others land valuations, external and internal wood costs and future fiber requirements.

As a result of this study, our timberlands strategy will be to sell over the next three to five years approximately 40,000 acres of higher and better use [HVU] property. We estimate these transactions will provide pretax cash proceeds of approximately $150 million to $200 million, assuming among other factors acceptable market conditions and a carefully executed plan of disposition.

Our analysis estimates the once the 40,000 HVU acres are sold the cost of fiber will increase by approximately $0.03 to $0.06 per share annually. However, we expect that the benefit from the proceeds will far outweigh this increased cost. For the present, the Company intends to retain the cured timberland properties to mitigate the cost of replacing internally generated wood with outside sources.

As you’ve just heard, we have a number of initiatives underway, while at the same time, we’re focused on our core business. We’re operating in a very challenging environment. Costs related to energy have risen substantially over the last two years. Our operations are impacted by higher energy costs through direct purchase of energy for our facilities, inbound and outbound freight, and the purchase of raw materials that have a high energy related cost component.

However, despite this challenging business environment we will remain focused on executing well the things that matter most to our business success. They are continuing to grow in high value niche markets. Taking a very aggressive approach to managing our cost structure and maintaining a strong balance sheet and using the flexibility provided by that asset to drive value for our shareholders.

I’d like to thank you for your participation in today’s conference call. And I’ll now turn the call back to Glenn.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, George.

At this time, we’d welcome any questions you may have, and I’d like to ask Janelle to provide instructions for this portion of the call. Thank you.

QUESTION AND ANSWER

Operator

[CALLER INSTRUCTIONS.]

Our first question is coming from Mark Connelly of CSFB.

Mark Connelly - CSFB — Analyst

Thank you. George, I’ve got a few things. And for Dante, too. When you look at the new products you’ve clearly had a lot of success in coming up with a lot of new stuff. Can you give us a sense of your targets for new product margin versus old and how you’re doing against those targets, or how you think about it?

Dante Parrini - Glatfelter — EVP and COO

Sure, Mark. It’s Dante. We absolutely have hurdle rates that we establish for new products, and we have an internal target that has a favorable spread from a gross margin standpoint. As you can appreciate when you’re developing a new product there are a lot of dynamics in play, not the least of which of what’s happening externally, what happens with your key input costs. But in order for us to invest the energy and resources in developing and commercializing a product it needs to have a gross margin that is in excess of what we’re currently making and what we plan to displace.

Mark Connelly - CSFB — Analyst

And can you give us a sense of how you’re doing against those targets? I mean are you currently seeing a meaningful spread between new products and old or has that been compacted by what’s going on on the cost side?

Dante Parrini - Glatfelter — EVP and COO

That’s a good question. Up until this past year we had a favorable spread. We have seen some compression between existing products and new products over the past 12 months, that’s related to escalated input costs and the fact that we had nearly $100 million of pretty high margin new products reach their five-year anniversary as we entered into ’05. So, it raised the bar of the margin of all other products outside of the new product.

Mark Connelly - CSFB — Analyst

That’s not a terrible problem, though. Now, on the cost issue, you know, you’ve talked a lot about how you’re working on new stuff. Are there specific efforts underway? Are there projects underway to work on specific cost issues? Or is it more sort of a general clamping down?

Dante Parrini - Glatfelter — EVP and COO

This is Dante. We have very specific projects, a vast multitude of projects that are actively being managed as a portfolio of cost improvement and process improvement related initiatives. They span the gamut from workforce efficiency to improving our supply chain practices, different strategic sourcing methods, to improving our end-to-end business planning so that we have better synchronization from our forward look on demand with supply planning and inventory management.

Mark Connelly - CSFB — Analyst

And do you have a specific dollar target for this year you can share with us, or?

Dante Parrini - Glatfelter — EVP and COO

Well, you know, with the Euro Program, that’s the most high profile initiative, that as we stated today our target is $7 to $9 million US dollar improvement by the time we get to 1/1/2008 we expect half of that benefit to show-up in the ’06 P&L.

Mark Connelly - CSFB — Analyst

Okay, let me leave it there. Just one more question, we’ve talked in past calls about the health of the balance sheet and the possibility of looking at acquisitions. And I wondered if you could just reiterate for us what your acquisition targets would look like, and what it would take to get you moving in that direction relative to just focusing internally?

George Glatfelter - Glatfelter — Chairman and CEO

Sure, Mark. It’s George. We have had this conversation on a number of different calls, but I’ll revisit it. I’ll start by saying that it’s really easy to grow in this industry. What’s really tough is to grow well.

So, our view in terms of acquisition is a disciplined base view. If we were to be successful in an acquisition effort you can look for that acquisition to return the cost of capital, something that is pretty tough to do in this industry today. It would have to be accretive.

It would have to be in markets that it made sense, where we could leverage the current competencies of the existing facility. It would have to be geographically located in places of the world that we felt were a match or could be made a match with our current culture. The bottom line, it’s a disciplined approach and we will not deviate from that.

Mark Connelly - CSFB — Analyst

Very helpful, George. Thank you. I’m done.

Operator

Thank you. Our next question is coming from Ian Zaffino with Oppenheimer.

Ian Zaffino - Oppenheimer — Analyst

Hi, good morning, gentlemen. Good quarter here. Just a couple of questions. Wanted to just focus in a little bit on the land sale side. I guess we didn’t see included any of the pure timberlands or any intentions to sell that. Are your intentions to never sell that or is that just narrow your focus on the HBU land? And then I have a follow-up. Thanks.

John van Roden - Glatfelter — EVP and CFO

Ian, this is John. No, I think George said in his comments, for the time being we’re going to focus on just selling the 40,000 acres of HBU. And by holding on to the pure timberlands it does basically give us an opportunity to keep our fiber costs down.

We would never say that we would never sell it all for the right price, but I think that the opportunity is so great that the 40,000 acres of HBU and the effort it takes to do that right, that’s what we’re going to focus on now.

Ian Zaffino - Oppenheimer — Analyst

And, John, I know you’re sticking around with the land for some time. Is it going to take this long to sell the land, are your intentions to stick around still, or you eventually going to turn the reins over to someone else?

John van Roden - Glatfelter — EVP and CFO

I guess we’ll cross that bridge when we get there.

Ian Zaffino - Oppenheimer — Analyst

Okay. And then a couple of other questions here. On the North American business, are we complete with the North American restructuring? And what were the total cost savings there?

And on the price increases, the white paper increases you put through in January, how sticky are they, how successful are they? And if you could give us the magnitude of the trade book price increases that are coming in March? Thanks.

Dante Parrini - Glatfelter — EVP and COO

Good morning, Ian. It’s Dante. I believe there are three questions there, and I’ll try to get them in order. The first was North American restructuring, the program is completed, and we publicly stated that we want to be at $15 to $20 million worth of financial benefit from that initiative. We were successful in getting the far upper end of that range.

The second question had to do with the stickiness of the white paper price increases that were implemented in January, and from our vantage point they’ve been quite sticky. And we have very strong backlogs, as well. And I see tightening backlogs in the white paper segment, so we’re rather pleased with the progress we’ve seen on the white paper front which for us impacts our envelope and converting business most significantly.

The last is the trade book increase, and we announced today a $50 per ton trade book increase, effective March 13th.

Ian Zaffino - Oppenheimer — Analyst

And how many tons is that on?

Dante Parrini - Glatfelter — EVP and COO

I don’t know that in the past we’ve disclosed segment volume, so I’m afraid I can’t get to that level of detail with you.

Ian Zaffino - Oppenheimer — Analyst

And the white paper increase was for $60 a ton?

Dante Parrini - Glatfelter — EVP and COO

That’s what the market announcement was, yes.

Ian Zaffino - Oppenheimer — Analyst

Okay. Thanks, gentlemen. Good quarter, again.

George Glatfelter - Glatfelter — Chairman and CEO

Thank you.

Operator

Thank you. And our next question is coming from Mark Wilde of Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning.

George Glatfelter - Glatfelter — Chairman and CEO

Good morning.

Mark Wilde - Deutsche Bank — Analyst

I wondered just going back to the land, is it possible to get some sense of where the 40,000 that you’re going to hold on to is, and where the 40,000 that you’re going to be selling is, because you’ve got land down in the [Del Marva], you’ve got land kind of south and I think west of Washington, D.C., and then you’ve got land in Pennsylvania?

John van Roden - Glatfelter — EVP and CFO

Yes, Mark, this is John. About 50% of the land is in Virginia, 50% of the HBU we’re going to sell, and the other 50% is roughly equal between the two States, and Delaware.

Mark Wilde - Deutsche Bank — Analyst

Okay.

John van Roden - Glatfelter — EVP and CFO

So, it’s roughly 20, 10, 10.

Mark Wilde - Deutsche Bank — Analyst

Okay. John, is there any way that you guys could use any of these tax deferred note structures when you’re selling this, that defer some of the gain?

John van Roden - Glatfelter — EVP and CFO

We have done in the past, Mark, as you probably know. And deferred tax doesn’t keep you from paying it, which is good from a cash flow standpoint but it doesn’t always give us the best deal. And so I think we always take that into consideration when we make a sale, but many of the buyers don’t want to do that, and we just lower prices. So, we’ll just have to take it on a case by case basis.

Mark Wilde - Deutsche Bank — Analyst

A reasonable approach. A couple of questions for Dante. Dante, I wondered if you can talk to us a little bit about the increase in the volume of your envelope business? You know, over time that’s a business you said you wanted to be shrinking, and it sounds like, you know, part of the volumes in this quarter was in that business.

And then, secondly, I wonder if you can give us a little bit of color inside that $7 to $9 million over in Europe, what the different elements are, and maybe specifically speak to sort of challenges in terms of reducing staffing levels in Europe?

Dante Parrini - Glatfelter — EVP and COO

Sure. First, I’ll go to the growth in the envelope and the various paper markets. And in the past I don’t know that we’ve explicitly stated we’re going to shrink our exposure there, but we’re a regional player in predominantly the East Coast, and there’s a good balance for the Spring Grove facility at a certain tonnage level of envelope, and so it tends to close a little bit. It can be plus or minus one or two percentage points of share in any given year.

And I think some of the consolidation that customer base in that space has observed was one very large commodity mill with a very significant share has created a little bit of discomfort of being overly exposed to one supplier that may, you know, exert their will. And the combination of our best in class service program, a lot of good work on the streets of customer relationships and product enhancements has created opportunities for us to expand our book and business and we took advantage of that.

The second question is around the 7 to 9 million in Euro, and similar to with our North American restructuring program, we didn’t itemize the economic value associated with each project, and we’re not intending to do that today. But it should come as no surprise that a large component of the economic value from the Euro program has to do with our workforce efficiency initiatives, both at our Gernsbach, Germany Facility and our Scaer, France Facilities.

And you did allude to the nuances and sensitivities of working through a workforce or staffing reductions in Europe, and that’s also why the timeline for the Euro Program is slightly more extended than the North American restructuring plan. We have had very good collaborative discussions with the Workers Council in Germany, which is equivalent of the union leadership here in the U.S. We are doing the same thing with our facilities in France. And we have a high level of confidence that we’ll be able to subscribe to our core values and still act in a way that’s responsible to the bottom line.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then, finally, there’s just some stories out on the news services about you looking at mill operations out in the Midwest. I’m sure you don’t want to comment on specifics, but maybe to, you know, George, if you can give us any more color on, you know, any other criteria in terms of acquisitions, you know, whether you’re going to try to buy investment assets?

George Glatfelter - Glatfelter — Chairman and CEO

Mark, I think I covered that succinctly in an earlier question.

Mark Wilde - Deutsche Bank — Analyst

Okay, fair enough.

Operator

Thank you. And our next question is coming from Bruce Wilcox of Cumberland Associates.

Bruce Wilcox - Cumberland Associates — Analyst

Good morning, everybody. Just a few little nits and gnats. Are you finished with your Fox River recovery?

George Glatfelter - Glatfelter — Chairman and CEO

Yes, Fox River is an ongoing process, Bruce. I would tell you that at this point in time we’re out of the River, simply because the River is frozen over. The cleanup, as you might be aware, is pretty complex. And, you know, we’re continuing evaluation of a number of different alternatives.

With respect to the insurance coverage that we received, it’s safe to say that we have received virtually all of the payments that we had anticipated. There are no material payments to follow.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. And then what is your forecast capital budget exclusive of any, you know, kind of unusual items, like an acquisition for ’06? And what do you consider your sustaining capital expenditure level to be?

John van Roden - Glatfelter — EVP and CFO

It’s about 30 and 35 million a year.

Bruce Wilcox - Cumberland Associates — Analyst

Is it sustaining? Or that’s the budget, or both?

John van Roden - Glatfelter — EVP and CFO

No, both.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. And then a last one. Are there – you’ve been doing a tremendous amount of, you know, review of the timberland, lots of restructuring, and I’m just kind of guessing that that probably inflates your G&A line a little bit. And can you give us some guidance either as to absolute dollars or percent of revenue that you would aspire to for a normalized G&A?

John van Roden - Glatfelter — EVP and CFO

Well, there are some costs in this year’s G&A which are basically outside legal costs for Ecusta and so forth, that we hope are not there in the future. But I’d say something in the 10% range would be about right, and it’d be great if it was less than that.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. All right, thank you. And congratulations on getting a lot done.

John van Roden - Glatfelter — EVP and CFO

Thank you.

George Glatfelter - Glatfelter — Chairman and CEO

Thank you.

Operator

Thank you. Our next question is coming from Stuart Findlay of Standard & Poors.

Stuart Findlay - Standard & Poors — Analyst

Yes, hello. Does the sales of the land, the $150 to $200 million, is that based on today’s prices, or does that include any assumption of an increase in land prices over time?

John van Roden - Glatfelter — EVP and CFO

Those are – that range that we gave you is based on an appraisal or appraisals that we had done on every parcel we own. And on those appraisals we got a range which we put into this total. And it’s based on a planned sale of the property over several years, so if we had to sell all at once I doubt that we would get that.

Stuart Findlay - Standard & Poors — Analyst

Okay. And you say that the proceeds will more than offset the higher costs of fiber, how do you plan to reallocate the proceeds to increase earnings on the debt reductions or share repurchases or something else?

George Glatfelter - Glatfelter — Chairman and CEO

Well, I think the answer to that question is yes. We’ll continue to look at what the best way is to return value to shareholders and make the appropriate decisions.

Stuart Findlay - Standard & Poors — Analyst

You say that your – the specialty papers results in the fourth quarter were below a year ago, yet your volume and prices were quite strong. What is hurting profits in that?

Dante Parrini - Glatfelter — EVP and COO

Stuart, this is Dante Parrini. We made reference to increased energy and other raw material costs. We had higher fiber costs, and we also had some higher than our typical maintenance costs at the domestic facilities which support the specialty papers business unit.

Stuart Findlay - Standard & Poors — Analyst

Do you expect those factors to continue here in 2006 or to abate a little bit?

Dante Parrini - Glatfelter — EVP and COO

Well, I can’t predict where energy and some of the energy related raw material prices are going to go. From a controllable point of view we certainly expect to bring the maintenance cost back into more normalized levels.

Stuart Findlay - Standard & Poors — Analyst

Thank you.

Operator

Thank you. Our next question is a follow-up from Mark Wilde of Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

John, is it possible to talk at all about what type of modest kind of entitlement efforts you might be pursuing around the land sales? You mentioned that in the release.

John van Roden - Glatfelter — EVP and CFO

Yes. Well, basically, you know, up until now people have come to us and wanted to buy our land as is, and you know they’re going to do things with that land that’s going to be worth a lot more when they’re done with it.

And so if you think about things like changing zoning or putting in sub plans, things that might take some time but the dollars aren’t that large, that’s the kind of thing we would do. I doubt very much that we would decide to go in and start building golf courses and shopping centers, but the value of just putting some entitlements on it can make land go up by quite a lot and doesn’t cost that much and doesn’t take that much time.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then if you just work on sort of the per acre numbers, this translates to, it’s quite a bit lower than some of the HBU pieces you’ve been selling over the last two or three years. Any thoughts?

John van Roden - Glatfelter — EVP and CFO

Well, yes, you do the math, at the upper end of the range it’s 5,000 an acre.

Mark Wilde - Deutsche Bank — Analyst

Right.

John van Roden - Glatfelter — EVP and CFO

And some of the land is not as obvious HBU land as some of the land that we’ve sold, but I do think that we ended up having a lot more HBU acreage than we thought we would in the first place, so the overall value of this is one heck of a lot higher than we thought it would be. And, you know, as time goes by, I think there’s a very good chance that some of these acres tend to be worth more than we think they are.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. Good answer. Thanks, John.

Operator

Thank you. This does concludes today’s Glatfelter conference call. You may now disconnect your lines, and have a wonderful day.